Marketing & Communications | 415.973.5930 | www.pge.com
May 31, 2023
PG&E and Shasta County District Attorney Reach Settlement to Further Enhance Wildfire Safety

Agreement Resolves Legal Proceeding in 2020 Zogg Fire

OAKLAND, Calif.— Pacific Gas and Electric Company (PG&E) announced today that it reached an agreement with the Shasta County District Attorney under which criminal charges arising from the 2020 Zogg Fire will be dismissed.

In its settlement agreement with the District Attorney’s Office, which is subject to court approval, PG&E has committed to continue several initiatives to further reduce the risk of wildfires, and to fund $45 million in contributions to numerous organizations dedicated to rebuilding and assisting Shasta County communities.

PG&E already has settled civil claims with individuals, families, organizations and Shasta County to provide compensation for damages from the Zogg Fire, which CAL FIRE determined was caused by a tree falling on a PG&E powerline.

Today’s agreement follows a Superior Court order dismissing over half of the 31 original criminal charges and a second, later, ruling tentatively dismissing all remaining felony charges. The court’s tentative order noted there were multiple inspections in the area before the fire, that there was no evidence that PG&E’s multiple inspections fell below the industry standard of care, and there also was no evidence that a risk involving the tree was visible before the fire.

“The agreement reflects our continuing commitment to making it right and making it safe. We stand behind our thousands of trained and experienced coworkers and contractors working every day to keep Californians safe. We feel strongly that those good-faith judgments are not criminal,” said Patti Poppe, Chief Executive Officer of PG&E Corporation.

Poppe continued: “I’m grateful that the Shasta County District Attorney has agreed to work with us to make her community safer, and we look forward to the relationship this agreement creates.”

Highlights of commitments PG&E is making in Shasta County include:

Wildfire Safety

  Local Vegetation Management: Implementing new systems for vegetation management work within High Fire-Risk Areas in Shasta County.
  Additional Wildfire Safety: Additional commitments relating to wildfire safety include installation of line sensor devices that improve the ability to locate faults on circuits, completing an aerial LiDAR survey, installation of new weather stations, and adding artificial intelligence-based technology to existing wildfire cameras.
●
Quarterly Meetings: PG&E and the Shasta County District Attorney’s Office will meet quarterly to discuss ongoing wildfire safety measures in Shasta County.
●
Monitor: These commitments and others will be subject to a five-year monitorship in Shasta County. The Monitor will be independent of PG&E and will regularly report to the Shasta District Attorney on the company’s progress.

Payments to Community and Nonprofit Organizations

  As part of PG&E’s commitment to work with local organizations and communities, most of the $45 million that PG&E will pay as part of the settlement will go to local fire departments and districts, law enforcement, and community and nonprofit organizations to rebuild and strengthen the communities affected by the Zogg Fire and to honor the victims.

In addition, PG&E will pay a $5 million civil penalty to Shasta County. The financial commitments stipulated in the agreement total $50 million, and PG&E will not seek cost recovery from customers.

PG&E’s wildfire safety commitments across its service area are outlined in its 2023-2025 Wildfire Mitigation Plan, which the company submitted to the California Office of Energy Infrastructure Safety on March 27, 2023. More information about this plan and PG&E’s work to reduce the risk of catastrophic wildfire is available here.

About PG&E

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is a combined natural gas and electric utility serving more than 16 million people across 70,000 square miles in Northern and Central California. For more information, visit www.pge.com/ and http://www.pge.com/about/newsroom/.